Via hand delivery

March 30, 2012

Michael R. Cox

5521 Turkey Foot Road.

Zionsville, IN 46077

Re:   Severance Agreement and Release of All Claims

Dear Mike:

Effective September 30, 2011, you entered into Amendment No. 2 to Employment Agreement with BASi, which amended your previous Employment Agreement entered into on November 6, 2007 and amended on April 15, 2010, in certain respects. The September 30th Amendment added a new Section 4.4 to your Employment Agreement providing for twelve (12) months' salary to be paid following the expiration of that Agreement, if certain conditions were met. One of those conditions established by Section 4.4 was that you would be required to "enter into a severance agreement and release with the Company on terms that are acceptable to the Company."

BASi subsequently sent you a Notice to Extend Employment Agreement dated December 29, 2011, which notified you that the term of your Employment Agreement was being extended by an additional three months, to March 31, 2012.

This letter will constitute the Severance Agreement and Release referred to in Section 4.4. It will also confirm the expiration of your Employment Agreement and end of your employment on March 31, 2012.

Even if you do not sign this Agreement, BASi will pay you the compensation that you have earned through March 31, 2012 on the March 30, 2012 paycheck. Even if you do not sign this Agreement, you will receive payment on Friday, March 30, 2012 via a direct deposit to your bank account in the gross amount of Six Thousand Eight Hundred Seventy Five Dollars and 00/100 ($6,875.00), less deductions required by law, for days worked 03/16/12 through 03/31/12. You will receive payment in the amount of Thirty Four Thousand Two Hundred Seventy and 56 Dollars ($34,270.56) on Friday, March 30, 2012, for 332 hours of accrued vacation. Unless you notify BASi of a different bank account, this amount will be deposited in the bank account that you have previously designated for direct deposit. Similarly, even if you do not sign this Agreement, you will be offered benefits to which you are entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

A.	Terms.

1.	Definitions. The terms “you” and “your” and “Employee’s last names” mean Michael R. Cox, and anyone who has or obtains any legal right or claims through him. “BASi” and “Company” mean Bioanalytical Systems, Inc. and include its past and present officers, directors, employees, agents, related corporations and entities , affiliates, principals, insurers, shareholders, attorneys, trustees, subsidiaries, predecessors, successors and assigns, any and all employee benefit plans (and any fiduciary of such plans) sponsored by BASi. “Agreement” means this letter agreement which contains the terms of the severance package and which includes a release of all claims arising out of Cox’s employment relationship with BASi and the termination of the employment relationship. “Termination of Your Employment” means Cox. “The Parties” means Cox and BASi.

2.	No Admission of Liability. This Agreement shall not in any way be construed as an admission by BASi that it has acted wrongfully with respect to you or any other person, or that you have any rights whatsoever against BASi.

3.	Claims released by Cox. By signing this Agreement, Cox unconditionally and fully releases and forever discharges BASi from:

a.	Any and all possible claims, known or unknown, arising out of or from his employment with BASi under any and all possible legal, equitable, tort, contract or statutory theories, including but not limited to any claims for constructive or wrongful discharge or breach of contract, except for any claims relating to accrued and vested rights under a retirement plan;

b.	Any and all claims arising on or before the date Cox signs this Agreement, including but not limited to any charges, claims, demands or actions under Title VII of the Civil Rights Act of 1964 and the Equal Pay Act, 42 U.S.C. § 2000e et seq., Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Indiana Civil Rights Law, the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., the United States Constitution, the Indiana Constitution, any and all amendments to said statutes, and any other federal, state or local statute or law, ordinance or regulation, dealing in any way with employment or employment-related benefits and all claims for costs and attorneys’ fees; and

c.	All claims Cox may have against BASi arising out of Cox’s employment and/or termination of employment with BASi.

d.	Cox agrees and understands that any claims he may have under the aforementioned laws, statutes or any other federal, state or local law, ordinance, rule or regulation are effectively waived by this Agreement. Cox understands that the signing of this Agreement prevents him from making any further claims against BASi in connection with his employment and the termination of his employment with BASi. Cox agrees to (a) give up, release and waive all claims against BASi; and (b) not to bring any lawsuits against BASi relating to the claims he has given up, released and waived, nor will he allow any suit to be brought on his behalf.

4.	Waiver of Re-employment. Cox waives any right or claim of reinstatement to employment with BASi and agrees not to seek further employment with BASi. If Cox does seek employment with BASi, BASi is under no obligation to consider him for employment.

5.	Payments and Benefits to be Provided to Cox. In exchange for and in consideration of Cox’s agreement to release all claims against BASi as described in paragraph 3 and in consideration of the other promises contained in this Agreement, BASi agrees as follows:

a.	BASi agrees to pay you a severance benefit of an amount equal to Twelve Months Salary for a gross amount of One Hundred Sixty Five Thousand and 00/100 Dollars ($165,000), less deductions required by law, payable in Twenty Four equal payments to be direct deposited to a bank designated by you. Unless you notify BASi’s payroll department of a different bank account, this amount will be deposited in the bank account that you have previously designated for direct deposit;

b.	You will remain a participant in the BASi Company sponsored medical plan for Twelve months (12) following the Termination of Your Employment, i.e., through 03/31/13. You will be responsible for the employee portion of the premium; and

c.	After 03/31/13, you will have the option of continuing to participate in BASi’s medical insurance plan under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

6.	Acknowledgement. Cox acknowledges that he is not entitled to any of the payments and benefits listed in paragraph number 5 of this Agreement unless he signs this Agreement.

7.	Non-Disparagement. In consideration of the promises made in this Agreement, Cox and BASi agree that he shall not make any false, negative or disparaging remarks or comments to any person and/or entity about the other party to this Agreement, nor shall Cox or BASi make any statement that may subject the other party to potential embarrassment, humiliation or any other negative consequence. In addition, Cox agrees that he shall not make any public statement, including but not limited to, the media or to BASi employees, regarding the termination of his employment with BASi.

8.	Confidentiality. The Parties agree that an essential condition and material term of this Agreement shall be that the terms of this Agreement and all negotiations, discussions, correspondence and other related matters that preceded it shall be maintained confidential. Cox agrees that neither he nor his representatives shall in any way publish, reveal, disclose, or cause to be published, revealed, or disclosed, any terms, information, or details of this Agreement, or the negotiations and discussions that preceded it. These restrictions on disclosure do not apply to disclosures which may be required by law or by judicial or administrative process or order. The Parties may disclose the terms of this Agreement to BASi management or Cox’s immediate family, attorney, or income tax services provider, provided they agree to keep same confidential and not make any disclosures in any manner that is inconsistent with the terms of this Agreement.

9.	Consultation with Attorney. Cox agrees that he has read this Agreement and the releases contained herein, that he understands all of the terms herein, that he has not been coerced, threatened or intimidated into signing this Agreement, and that he executes this Agreement voluntarily and with full knowledge of its meaning and consequences and that he has had sufficient opportunity to consult with his attorney regarding this Agreement. Cox further acknowledges that BASi hereby advises him that he should consult with an attorney before executing this Agreement.

10.	Violation of Agreement and Severability. Cox agrees that if he breaches any obligation set forth in this Agreement, BASi shall cease all payments to him, as described in this Agreement, and it shall also cease providing all benefits to him, as described in this Agreement. Cox further agrees that if he violates this Agreement by suing or bringing any action against BASi for any of the claims released in paragraph 4 of this Agreement, or in the event BASi is successful in any action against Cox to enforce his obligations under this Agreement, Cox will pay all costs and expenses incurred by BASi in bringing said action, including but not limited to, reasonable attorneys’ fees and costs. In addition, if Cox violates this Agreement by suing or bringing any action against BASi for any of the claims released in paragraph 4 of this Agreement, or in the event BASi is successful in any action against Cox to enforce his obligations under this Agreement, BASi shall be entitled to whatever relief a court deems appropriate, and in addition thereto, Cox will be obligated to promptly reimburse BASi all amounts paid to him and on his behalf by BASi under this Agreement, plus interest at 10% per annum, and BASi shall be entitled to collect same through legal process or otherwise, from him. Cox also understands and agrees that in the event that this Agreement is ever held to be invalid or unenforceable, in whole or in part, as to any particular type of claim or charge or as to any particular circumstances, this Agreement shall remain fully valid and enforceable as to all other claims, charges and circumstances.

11.	Employee Agreement dated November 6, 2007. Cox acknowledges his continuing obligations under the Employee Agreement dated November 6, 2007, which is attached hereto and incorporated herein as Exhibit A.

12.	Acceptance of Agreement. To accept the terms of this Agreement, Cox must deliver this Agreement, after it has been signed and dated by him, to the undersigned in an envelope marked “Personal and Confidential.”

13.	Cox Representations. Cox represents and warrants that in the making and execution of this Agreement, he is not relying on any representation, statement, or assertion of fact or opinion made by any agent, attorney, employee, or representative of the persons, parties, or corporations being released herein, and he hereby waives any right to rely upon all prior agreements and/or oral representations made by any agent, attorney, employee, or representative of such persons, parties, or corporations even though made for the purpose of inducing him to enter into this Agreement.

14.	Return of BASi’s Property. Cox hereby represents and warrants that he has returned to BASi all of BASi’s property that was in his possession or control. This includes, but is not limited to, keys, credit cards, phone cards, cellular telephones, pagers, directories, computer hardware and software, books, documents, memoranda, and all other records, and copies thereof.

15.	Miscellaneous. The Parties agree that this Agreement is deemed made and entered into in the State of Indiana and in all respects shall be interpreted, enforced and governed under the laws of the State of Indiana, unless otherwise preempted by federal law. Jurisdiction and venue for litigation of any dispute, controversy, or claim arising out of or in connection with this Agreement shall lie exclusively in the federal or state courts in Tippecanoe County, Indiana, and the Parties hereby consent to service of process from said courts. This Agreement shall inure to the benefit of and may be enforced by, and shall be binding on The Parties and their heirs, executors, administrators, personal representatives, assigns, and successors in interest. The language of all parts of this Agreement shall be in all cases construed as a whole, according to its fair meaning, and not strictly for or against the drafter.

16.	Time to Consider this Agreement. Cox understands that he has until Twenty-one (21) days from the date of delivery of this Agreement to consider the terms of this Agreement. Cox understands that he may sign this Agreement at any time during the twenty-one day period. Cox understands that he may revoke this Agreement if he so chooses until seven (7) days after the date of execution.

Cox further understands that this Agreement will not become effective or enforceable and that BASi’s obligations in paragraph 5 of this Agreement to make payments and provide benefits will not become effective or enforceable until seven (7) days from the date of Cox’s execution of this Agreement.

Sincerely,

BASi

By Lina Reeves-Kerner

Senior Vice President Human Resources

My signature below represents my unconditional acceptance of all terms and conditions contained in this Agreement.

________________________________________________	________________________________________________
Michael R. Cox	Date